Exhibit 3.3

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
SQL TECHNOLOGIES CORP.

SQL Technologies Corp., a Florida Corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, does hereby adopt the following Articles of Amendment to its Articles of Incorporation, as amended (the “Articles”).

FIRST: The name of the Corporation is SQL Technologies Corp.

SECOND: These Articles of Amendment to the Articles of the Corporation were approved and adopted, as prescribed by Section 607.1003 of the Florida Business Corporation Act, by the Board of Directors at a meeting held December 21, 2021 and by the holders of the common stock of the Corporation pursuant to a written consent dated February 7, 2022, in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act. The number of votes cast for these Articles of Amendment by the shareholders was sufficient for approval.

THIRD: Article VIII of the Articles is hereby deleted in its entirety and replaced with the following:

ARTICLE VIII

AMENDMENT OF BY-LAWS

Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, the Corporation’s By-Laws may not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all of the issued and outstanding shares of the Corporation entitled to vote thereon. Notwithstanding anything in these Articles of Incorporation or the By-Laws, the Board of Directors of the Corporation can adopt, modify, amend or repeal the By-Laws to the fullest extent permitted by Florida law.

FOURTH: Article IX of the Articles is hereby amended by deleting Section 9.4 in its entirety and by renumbering the current Section 9.5 as Section 9.4.

FIFTH: These Articles of Amendment are to be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 7th day of February, 2022.

SQL TECHNOLOGIES CORP.

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer